SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2013

SILVER FALCON MINING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53765	26-1266967
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

1001 3rd Ave., W.,

Bradenton, Florida 34205

 (Address of principal executive offices) (Zip Code)

 (941) 761-7819

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

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Section 8 – Other Events

Item 8.01 Other Events.

Silver Falcon Mining, Inc. (the "Company") issued a press release, dated July 15,2013 entitled-" SILVER FALCON MINING, INC. (SFMI) Brings in New Group; Awaits Independent Assay "

The press release is in its entirety below:

SILVER FALCON MINING, INC. (SFMI) Brings in New Group; Awaits Independent Assay

Bradenton, Florida-July 15th, 2013 – SILVER FALCON MINING, INC. (OTCBB:SFMI) works with new professional mining group for tentative funding source and professional consulting and assistance.  Currently, the Company’s Diamond Creek mill facility has reopened as of July 8, 2013, and its staff is concentrating their efforts on preparing to float the 37,000 tons of material containing precious metals previously processed through the gravity circuit. A team of geologists from Canada are in route to do a professional sampling of the above material.  Subject to their independent assay verification, this “Group” expressed an IMMEDIATE interest in arranging financing for the closed-loop leaching circuit unit and for a drilling program on and under the SFMI’s War Eagle mountain mineral claims. Drilling will confirm and map the vein structures in these areas.

Terms of the financing remain to be worked out. Further information will become available when the Company finalizes these terms.

Sinker Tunnel

Work inside the Sinker Tunnel has been halted while the Company waits on the results of the above mentioned sampling.

Closed Circuit Leaching Unit

The Company is still negotiating toward a loan which will fully fund the building of the leaching circuit which was permitted by Owyhee County almost a year ago.  These negotiations are on-going and management remains committed in receiving comprehensive terms for this leaching circuit.  Management believes either current funding source negotiations or the aforementioned “Group” should facilitate funds for the Company.

About Silver Falcon Mining, Inc.

SFMI has mineral rights to approximately 1,300 acres on War Eagle Mountain in southern Idaho. Its Diamond Creek Mill is situated at the foot of War Eagle Mountain and is serviced by 6.2 miles of paved roads from State Highway 78.

Silver Falcon Mining, Inc. cautions that the statements made in this press release constitute forward-looking statements, and not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILVER FALCON MINING, INC.
Date: November 5, 2013	/s/ Pierre Quilliam
By: Pierre Quilliam, Chief Executive Officer

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